Exhibit 10.1

INTERPURCHASER AGREEMENT

This INTERPURCHASER AGREEMENT (this “Agreement”) is made as of this 6th day of February, 2008 among:

(i) Beckman Coulter, Inc., a Delaware corporation (the “Originator”),

(ii) Beckman Coulter Finance Company, LLC, a Delaware limited liability company (the “SPV”),

(iii) De Lage Landen Financial Services, Inc. and De Lage Landen Finance, Inc., each a Delaware corporation (such entities, together with any other entity controlled by either of them, collectively “DLL”), and

(iv) JPMorgan Chase Bank, N.A., as administrative agent (together with its successors and assigns, the “Administrative Agent”) for the Purchasers (as defined below) parties to the Receivables Purchase Agreement (as defined below).

PRELIMINARY STATEMENT

The parties hereto wish to set forth certain agreements with respect to their respective rights in the assets and properties of the Originator.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, receipt of which is hereby acknowledged, it is hereby agreed as follows:

ARTICLE I.

DEFINITIONS.

1.1. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Adverse Claim” means a lien, security interest, ownership interest, charge or encumbrance, or other right or claim in, of or on any Person’s assets or properties in favor of any other Person.

“BEC-DLL Transferred Receivables” means any indebtedness or obligation, whether now existing or hereafter arising, (i) that is transferred by the Originator to DLL at the time it arises or promptly thereafter for which the billing and collection is undertaken by DLL immediately following such transfer, either in its own name or in the name of the Originator and (ii) in respect of which the obligors thereon are directed to remit payments to a location other than a SPV Lock-Box or SPV Collection Account.

“Collection Account” means each concentration account, depository account, lock-box account or similar account in which any Collections are collected or deposited.

“Collections” means, with respect to any Receivable, all cash collections and other cash proceeds in respect of such Receivable, including, without limitation, all principal, finance charges, recoveries or other related amounts accruing in respect thereof and all cash proceeds of Related Security with respect to such Receivable.

“DLL Agreements” means, collectively, all instruments, documents and agreements now or hereafter from time to time existing between the Originator and DLL and relating to or providing for the sale, assignment or other conveyance to DLL by the Originator of Receivables and other DLL Assets.

“DLL Assets” means, collectively, all DLL Receivables, DLL/BEC Receivables and BEC-DLL Transferred Receivables, in each case together with the Related Security and Collections with respect thereto.

“DLL/BEC Receivable” means a Receivable (other than a DLL Receivable) that is due from an obligor that is also obligated on a DLL Receivable, in which Receivable DLL obtains an interest by reason of the Originator’s transfer to DLL of a contract that evidences both such Receivable and such related DLL Receivable.

“DLL Obligor Receivable” means, at any time, a Receivable owing by any of the Persons identified on Schedule B hereto if, at such time, such Person is the obligor on any DLL Receivable or DLL/BEC Receivable. Schedule B may be amended at any time, on written notice given to the Administrative Agent by the Originator and DLL, to remove the names of any Persons thereon that have ceased to be obligors on DLL Receivables or DLL/BEC Receivables.

“DLL Receivables” means, collectively, those Receivables identified on Schedule A hereto, together with such other Receivables as may hereafter be recognized as being “DLL Receivables” in accordance with the terms, and subject to the conditions, set forth in Section 2.7 hereof.

“DLL Reserve” means, (i) on any date prior to the Replacement Servicer Event, an amount equal $16,000,000, or such lesser amount as shall then be in effect in accordance with Section 2.3(c), and (ii) from and after the Replacement Servicer Event, an amount equal to (A) the Replacement Servicer Event DLL Reserve minus (B) the aggregate amount of all Perfect Pay Amounts remitted by the Replacement Servicer to DLL in accordance with Section 2.4; provided that, in the event the Administrative Agent shall elect to declare the DLL Reserve Termination Date at any time, the DLL Reserve shall thereupon reduce to zero. For the avoidance of doubt, the DLL Reserve shall not be reduced by any payments by the Originator (as distinguished from the Replacement Servicer) to DLL prior to or after the occurrence of a Replacement Servicer Event.

“DLL Reserve Payment Period” means the period commencing the date declared by the Administrative Agent in accordance with Section 2.4(b) and ending on the DLL Reserve Termination Date.

“DLL Reserve Termination Date” means the date, following a Replacement Servicer Event, as of which the DLL Reserve shall have been reduced to zero or such earlier date as may be declared either (i) by the Administrative Agent as being the DLL Reserve Termination Date or (ii) by DLL as being a DLL Servicer Termination.

“DLL Servicer Termination” has the meaning given to such term in Section 2.3(d) hereof.

“Federal Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as amended, and any successor statute thereto.

“Insolvency or Liquidation Proceeding” means, with respect to any Person, (a) any voluntary or involuntary case or proceeding under the Federal Bankruptcy Code with respect to such Person, (b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding or with respect to such Person’s assets, (c) any liquidation, dissolution, reorganization or winding up of such Person whether voluntary or involuntary and whether or not involving insolvency or bankruptcy or (d) any assignment for the benefit of creditors or any other marshaling of assets and liabilities of such Person.

“Lock-Box” means each locked postal box with respect to which a bank who holds a Collection Account has been granted exclusive access for the purpose of retrieving and processing payments made on the Receivables.

“PARCO” means Park Avenue Receivables Company LLC, a Delaware limited liability company.

“Perfect Pay Amount” means, in respect of any DLL Receivable in any month, the full regularly scheduled installment, amortization or other payment due to DLL on such DLL Receivable during such month.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Purchased Property” means, collectively, the DLL Assets and the SPV Assets.

“Purchasers” means, collectively, PARCO and the financial institutions from time to time parties to the Receivables Purchase Agreement.

“Receivable” means the indebtedness and other obligations, now existing or hereafter arising, owed to the Originator (at the time it arises, and before giving effect to any transfer or conveyance contemplated under any DLL Agreement or SPV Agreement), including, without limitation, any indebtedness, obligation or interest constituting an account, chattel paper, instrument or general intangible, arising in connection with the sale or lease of goods or the rendering of services by the Originator, and further includes, without limitation, the obligation to pay any finance charges with respect thereto.

“Receivables Purchase Agreement” means the Receivables Purchase Agreement dated as of October 31, 2007 among the SPV, the Originator, as initial Servicer, PARCO, certain financial institutions parties thereto and the Administrative Agent, as administrative agent for the Purchasers (as amended, restated, supplemented or otherwise modified from time to time).

“Related Security” means, with respect to any Receivable, any of the following to the extent an interest therein is purported to be created under the terms of the DLL Agreements or the SPV Agreements in connection with the transfer of such Receivable to DLL or the SPV, as applicable: (i) any interest in the inventory and goods (including returned or repossessed inventory or goods), if any, the sale, financing or lease of which by Originator gave rise to such Receivable, and all insurance contracts with respect thereto, (ii) any other security interests or liens and property subject thereto from time to time, if any, purporting to secure payment of such Receivable, (iii) all guaranties, letters of credit, letter-of-credit rights, supporting obligations, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable, (iv) all service contracts and other contracts and agreements associated with such Receivable, (v) all records related to such Receivable, and (vi) all proceeds of any of the foregoing.

“Replacement Servicer” has the meaning given to such term in Section 2.4 hereof.

“Replacement Servicer Event” means the date upon which the Administrative Agent replaces the Originator in the capacity of Servicer.

“Replacement Servicer Event DLL Reserve” means the amount of the DLL Reserve upon the occurrence of a Replacement Servicer Event.

“Servicer” means, at any time, the Person then authorized pursuant to the Receivables Purchase Agreement to service, administer and collect Receivables. The Originator shall initially be the Servicer.

“SPV Agreements” means, collectively, (i) the Receivables Sale Agreement dated as of October 31, 2007 between the Originator and the SPV (as amended, restated, supplemented or otherwise modified from time to time), (ii) the Receivables Purchase Agreement and (iii) all instruments, documents and agreements now or hereafter from time to time existing between the Originator and the SPV and relating to or providing for the sale, assignment, contribution or other conveyance to the SPV by the Originator of Receivables and other SPV Assets, or by the SPV of any interest therein to the Administrative Agent and the Purchasers.

“SPV Assets” means all SPV Receivables, together with the Related Security and Collections related thereto.

“SPV Collection Account” means each Collection Account other than any Collection Account that may be established after the date hereof for the sole purpose of servicing and collecting the DLL Assets.

“SPV Group” means, collectively, the SPV, the Purchasers and the Administrative Agent.

“SPV Lock-Box” means each Lock-Box other than any Lock-Box that may be established after the date hereof for the sole purpose of servicing and collecting the DLL Assets.

“SPV Receivables” means all Receivables from time to time existing (other than the DLL Receivables, the DLL/BEC Receivables, the DLL Obligor Receivables and the BEC-DLL Transferred Receivables) purportedly conveyed to the SPV under the SPV Agreements.

“SPV Termination Event” has the meaning given to such term in Section 2.4(f).

“UCC” means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction.

“Unsold Receivables” means any Receivables, other than DLL Receivables, that have not, by the explicit terms of the SPV Agreements, become SPV Receivables.

ARTICLE II.

INTERPURCHASER PROVISIONS.

2.1. Respective Purchased Property.

(a) Irrespective of the time, order, manner or method of creation, attachment or perfection of the respective security interests, ownership interests and/or liens granted to the SPV, the Administrative Agent, the Purchasers or DLL in or on any or all of the property or assets of the Originator, the time or manner of the filing of their respective financing statements, whether the SPV, the Administrative Agent, the Purchasers or DLL or any bailee or agent thereof holds possession of any or all of the property or assets of the Originator, the dating, execution or delivery of any agreement, document or instrument granting the SPV, the Administrative Agent, the Purchasers or DLL security interests, ownership interests and/or liens in or on any or all of the property or assets of the Originator, the giving or failure to give notice of the acquisition or expected acquisition of any purchase money or other security interests, ownership interests, any provision of the DLL Agreements or the SPV Agreements and any provision of the UCC or any other applicable law to the contrary:

(i) DLL hereby acknowledges and agrees that: (A) DLL does not have and shall not have any Adverse Claim in, to or against any of the SPV Receivables, any SPV Collection Account or any SPV Lock-Box; (B) DLL shall at no time ask, demand, sue for, take or receive from the SPV or the Originator any Adverse Claim in, to or against any of the SPV Receivables, any SPV Collection Account or any SPV Lock-Box; and (C) to the extent that DLL now has any Adverse Claim in, to or against any of the SPV Receivables, SPV Collection Account or SPV Lock-Box, such Adverse Claim is hereby released, waived and terminated;

and

(ii) each member of the SPV Group hereby acknowledges and agrees that: (A) it does not have and shall not have any Adverse Claim in, to or against any of the DLL Receivables, DLL/BEC Receivables, DLL Obligor Receivables or BEC-DLL Transferred Receivables; (B) except as expressly contemplated herein, it shall not at any time ask, demand, sue for, take or receive from the Originator any Adverse Claim in, to or against any of such Receivables; and (C) to the extent that it now has any Adverse Claim in, to or against any of such Receivables, such Adverse Claim is hereby released, waived and terminated.

(b) The provisions of this Section 2.1 shall be deemed to constitute subordination agreements within the meaning of Section 510(a) of the Federal Bankruptcy Code.

(c) Each of (i) the SPV, (ii) the Administrative Agent and the Purchasers, and (iii) DLL hereby appoints each of the others as agent for purposes of perfecting its respective security interests and ownership interests and liens on its portion of the Purchased Property in the event such agent shall at any time come into possession of such Purchased Property. In addition, DLL, the Originator and the members of the SPV Group agree to enter into such further agreements and take such further actions, including the filing of financing statements, as may be reasonably requested by the other parties hereto in order to confirm their respective security interests and ownership interests and liens on the assets and properties of the Originator as provided in this Agreement.

(d) In the event that any payment or distribution to DLL is made from any of the SPV Assets or DLL obtains possession of any of the SPV Assets at any time that the SPV Agreements remain in effect, DLL shall receive and hold the same in trust, for the benefit of Administrative Agent and the Purchasers and shall forthwith deliver the same to Administrative Agent in precisely the form received (except for the endorsement or assignment of DLL where necessary). Except as otherwise expressly provided herein, in the event that any payment or distribution to any member of the SPV Group is made from any of the DLL Assets or any member of the SPV Group obtains possession of any of the DLL Assets at any time that the DLL Agreements remain in effect, such member of the SPV Group shall receive and hold the same in trust, for the benefit of DLL and shall forthwith deliver the same to DLL in precisely the form received (except for the endorsement or assignment of such member of the SPV Group where necessary).

2.2. SPV Collection Accounts and SPV Lock-Boxes. The Administrative Agent has an exclusive security interest in the SPV Collection Accounts and the SPV Lock-Boxes and any SPV Assets therein. DLL has an exclusive security interest in any DLL Assets in the SPV Collection Accounts and the SPV Lock-Boxes. DLL acknowledges that, prior to an SPV Termination Event, (i) it has no power or right to issue, and agrees that it shall refrain from issuing, any instructions or directions to any bank or other financial institution maintaining a SPV Lock-Box or SPV Collection Account with respect to the disposition of any payment items or funds from time to time existing in such SPV Lock-Box or SPV Collection Account or with respect to the management or handling of such SPV Lock-Box or SPV Collection Account and (ii) it shall refrain from issuing any instructions or directions to the Originator with respect to the management or handling of, or the disposition of any funds from, any SPV Lock-Box or SPV Collection Account; provided that DLL may issue instructions or directions to the Originator with respect to the disposition of any funds to be remitted from the SPV Collection Account following a determination in accordance with the terms of this Agreement that such funds are allocable to the Originator or DLL.

2.3. Arrangements Prior to a Replacement Servicer Event.

(a) Until such time as a Replacement Servicer is appointed in respect of the SPV Receivables, as more particularly described below, the Originator shall perform such servicing and collection responsibilities with respect to the Receivables as may be required by the terms of the respective DLL Agreements and SPV Agreements, as applicable. In such capacity, the Originator shall have responsibility for (i) identifying all payment items received in each Lock-Box to the appropriate Receivables, (ii) remitting to DLL (or in accordance with its instructions) only such Collections as relate to the DLL Receivables and (iii) remitting to the SPV and Administrative Agent only such Collections as relate to the SPV Receivables (or otherwise applying such Collections in accordance with the terms of the SPV Agreements). In the event that, in any month (A) an obligor is obligated to make payments on DLL Receivables, DLL/BEC Receivables and SPV Receivables, (B) the total payments received from such obligor are less than the total amount due for all such Receivables and (C) the Originator is not able to determine the manner in which the obligor intended its payments to be applied to such Receivables, then the Originator shall allocate such payments to such Receivables pro rata based on the relative payment amounts due in such month. No member of the SPV Group shall have any liability to DLL, and DLL shall not have any liability to any member of the SPV Group, for any failure on the part of the Originator for any reason to correctly identify and appropriately allocate the Collections in the discharge of its responsibilities as servicer, other than the obligations set forth in Section 2.1(d).

(b) It is expressly acknowledged that, under the DLL Agreements, the Originator (as distinguished from the Replacement Servicer) may from time to time make payments to DLL, whether in the form of servicer advances, repurchase payments or otherwise, out of the Originator’s own assets in addition to the remittance to DLL of actual Collections on the DLL Receivables. Nothing contained in this Agreement or the SPV Agreements shall restrict the right or obligation of the Originator to make such payments to DLL from amounts other than the SPV Assets or limit the rights and remedies of DLL against the Originator in the event the Originator fails to make such payments in accordance with the terms of the DLL Agreements, whether prior to or following the occurrence of a Replacement Servicer Event.

(c) Prior to the occurrence of a Replacement Servicer Event, the Originator and DLL may, but shall not be required to, from time to time (not to exceed twice each calendar year) advise the Administrative Agent in a written notice as to whether the DLL Reserve should be reset to more closely reflect the Perfect Pay Amounts actually coming due during any six-month period following the date of such notice. Such notice may specify the Perfect Pay Amounts coming due over the course of any period; provided that the DLL Reserve shall not at any time exceed the lesser of (i) as of any date, the aggregate amount of all Perfect Pay Amounts to come due in the then immediately succeeding six consecutive months and (ii) an amount equal to $12,000,000. If the Administrative Agent shall consent (such consent not to be unreasonably withheld) to the adjustments contemplated in any such notice, the DLL Reserve shall be adjusted accordingly to reflect the information contained in such notice. In the event there shall at any time be insufficient information available for the Administrative Agent to determine the DLL Reserve based on Perfect Pay Amounts coming due, the DLL Reserve shall be fixed at $12,000,000. Prior to the occurrence of a Replacement Servicer Event, the DLL Reserve shall be maintained in effect at its prescribed level without regard to Collections being remitted or payments otherwise then being made to DLL.

(d) Nothing contained herein shall impair the right of DLL, if any, under the DLL Agreements to take any of the following actions at any time (the initial taking of any such action being a “DLL Servicer Termination”): (i) to terminate the Originator in its capacity as servicer of the DLL Receivables or DLL/BEC Receivables in accordance with the terms of the DLL Agreements or (ii) to contact any obligor on a DLL Receivable or a DLL/BEC Receivable to direct such obligor to make subsequent payments thereon directly to DLL (or to a replacement servicer designated by DLL) rather than to a SPV Collection Account or SPV Lock-Box, and such direction may contemplate that all amounts due on such DLL Receivable or DLL/BEC Receivable, whether or not specifically related to equipment, shall be remitted to DLL (or to such replacement servicer). DLL shall, promptly following a DLL Servicer Termination, notify the Administrative Agent thereof in writing. Notwithstanding a DLL Servicer Termination, DLL shall continue to be subject to Section 2.2 hereof and shall not make any demands on or provide any notice to any bank or other financial institution maintaining a SPV Lock-Box or SPV Collection Account regarding the maintenance, handling or disposition of any assets therein, except following an SPV Termination Event.

2.4. Replacement Servicer Event: During the DLL Reserve Payment Period.

(a) The Administrative Agent has the exclusive right, upon the occurrence of certain specified events, to replace the Originator in its capacity as Servicer and to direct the disbursement and remittance of funds from the SPV Collection Accounts and the SPV Lock-Boxes (the Administrative Agent acting in such capacity, or any other Person then designated by the Administrative Agent to provide such directions, being the “Replacement Servicer”). Upon the exercise by the Administrative Agent of such right, the Replacement Servicer shall undertake the management of the allocation process theretofore handled by the Originator with respect to all Collections in the SPV Lock-Boxes and SPV Collection Accounts.

(b) On the occurrence of a Replacement Servicer Event, the Administrative Agent shall forthwith elect, in it sole discretion, whether (i) to declare the commencement of the DLL Reserve Payment Period or (ii) to declare the occurrence of the DLL Reserve Termination Date, and shall instruct the Replacement Servicer accordingly. In the event the Administrative Agent shall elect to declare the commencement of the DLL Reserve Payment Period it may, on any day thereafter by written notice to the Replacement Servicer and DLL, elect to declare the occurrence of the DLL Reserve Termination Date and in such event the DLL Reserve Payment Period shall thereupon end.

(c) On making the election contemplated in Section 2.4(b), the Administrative Agent shall provide written notice thereof to DLL. Promptly following its receipt of such notice, DLL shall forthwith elect, in its sole discretion, whether (i) to initiate a DLL Servicer Termination in accordance with Section 2.3(d) or (ii) to advise the Administrative Agent to commence making remittances of Perfect Payment Amounts in accordance with Section 2.3(d), in which case DLL shall provide the Administrative Agent a report setting forth all Perfect Pay Amounts coming due during the following 12 months, and specifying the account to which all such Perfect Pay Amounts shall be remitted by the Replacement Servicer. In the event DLL shall elect not to declare the DLL Servicer Termination, it may, on any day thereafter, by written notice to the Replacement Servicer and the Administrative Agent, elect to declare the DLL Servicer Termination and in such event the DLL Reserve Payment Period shall thereupon end.

(d) At all times that the DLL Reserve Payment Period is in effect, the Administrative Agent shall, without regard to the amount of the actual Collections on DLL Receivables received during any month, and notwithstanding any provision to the contrary in the SPV Agreements, direct the Replacement Servicer (i) to begin remitting, on a monthly basis, the Perfect Pay Amount certified to the Administrative Agent by DLL as owing for such month to the account designated by DLL from the Collections on deposit in the SPV Lock-Boxes and SPV Collection Accounts; provided, however, that if in any month there are not sufficient Collections available (including Collections from DLL Receivables, DLL/BEC Receivables and SPV Receivables) to pay the Perfect Pay Amounts due in such month, the Replacement Servicer shall use any excess Collections in the following months during the DLL Reserve Payment Period to pay such past due Perfect Pay Amounts; and (ii) not to make any other payments from such Collections in any month until such Perfect Pay Amount for such month (and any past due Perfect Pay Amounts) and amounts then due the SPV Group have been paid or reserved for payment. Concurrent with each such remittance to or for the benefit of DLL, the Administrative Agent shall reduce the available DLL Reserve by the same dollar amount as such remittance. Notwithstanding anything to the contrary herein, neither the Administrative Agent nor the Replacement Servicer shall be required to make any remittance of all or any portion of a Perfect Pay Amount to DLL if, after giving effect thereto, the DLL Reserve would be reduced to an amount less than zero. Upon reduction to zero of the DLL Reserve, the DLL Reserve Termination Date shall occur without any further action being required on the part of the Administrative Agent or any other Person and the DLL Reserve Payment Period shall thereupon cease to be in effect.

(e) In consideration of the remittance by the Replacement Servicer to DLL of the Perfect Pay Amounts, DLL agrees to relinquish all claims (the “Relinquished DLL Receivables”) to payments made or due on DLL Receivables during the period from the date the DLL Reserve Payment Period shall have commenced to the date thereafter on which the Replacement Servicer ceases to remit Perfect Pay Amounts to DLL. In furtherance thereof, DLL hereby grants to the Administrative Agent for the benefit of the SPV Group (i) a security interest in the proceeds of such Relinquished DLL Receivables and (ii) a security interest in the DLL/BEC Receivables related to such Relinquished DLL Receivables with the effect that the Replacement Servicer may thereafter remit Collections thereon to the SPV Group for application in accordance with the terms of the SPV Agreements.

(f) Until the capital and all interest thereon of the Purchasers has been reduced to zero and all amounts due and owing to the Purchasers, the Administrative Agent or the Replacement Servicer under the SPV Agreements are indefeasibly paid in full (an “SPV Termination Event”), DLL agrees that it shall not sell, assign, pledge or otherwise transfer any interest in any DLL Receivable or DLL/BEC Receivable to any other Person unless that Person shall have acknowledged in writing to the Administrative Agent its agreement to be bound by this Agreement.

2.5. Replacement Servicer Event: After the Conclusion of the DLL Reserve Payment Period.

(a) From and after the DLL Reserve Termination Date, until the date following a DLL Servicer Termination at which the same shall no longer be necessary, the Replacement Servicer shall undertake a specific identification and allocation process in order to identify (and to report to DLL and the Administrative Agent at least monthly) the precise amounts owing to each of the SPV and DLL from the Collections in the SPV Lock-Boxes and SPV Collection Accounts. The Replacement Servicer shall use the allocation rules set forth in Section 2.3(a) if the payments received from an obligor on DLL Receivables, DLL/BEC Receivables and SPV Receivables are less than the total amount due under the conditions described therein. Each of the Originator, the Administrative Agent and DLL shall provide the Replacement Servicer with any information and records that are in its possession or under its control that the Replacement Servicer may reasonably request in order to facilitate the requisite identification and allocation process. In the event DLL, the Administrative Agent or the Replacement Servicer shall determine, whether before or after a DLL Servicer Termination, that any Collections received in a SPV Collection Account or SPV Lock-Box within the control of the Administrative Agent are Collections on DLL Receivables or DLL/BEC Receivables, the Administrative Agent shall (or shall direct the Replacement Servicer to), subject to the terms and conditions of this Section 2.5, remit such amount to DLL promptly and in any event within five business days following (i) such determination by the Administrative Agent or the Replacement Servicer or (ii) written notice of such determination from DLL to the Administrative Agent and Replacement Servicer.

(b) After the occurrence of the DLL Reserve Termination Date, it is expressly understood and agreed that (i) notwithstanding any arrangement or course of dealing as may have existed at any time between the Originator and DLL, the Replacement Servicer shall have no obligation to remit to DLL any amount in excess of the amounts actually received in the SPV Lock-Boxes and SPV Collection Accounts that the Replacement Servicer shall, in its reasonable determination, based on all information then available to it, identify as a payment allocable to the DLL Receivables and DLL/BEC Receivables, net of reasonable, actual costs and expenses incurred by the Replacement Servicer in handling such Collections, and (ii) the Replacement Servicer shall not have any obligation to release any Collections to DLL, and shall be fully authorized to retain in the SPV Collection Account any and all such Collections purportedly associated with DLL Receivables and DLL/BEC Receivables, until such time as the Replacement Servicer shall have determined to its satisfaction that such Collections are appropriately identified and allocable to the DLL Receivables and DLL/BEC Receivables based on information provided to the Replacement Servicer by DLL and based on such other information as may be available to the Replacement Servicer; provided, however, that until the Replacement Servicer shall have determined to its satisfaction that any Collections are appropriately identified and allocable to the DLL Receivables, DLL/BEC Receivables or SPV Receivables, it will not release such Collections to any Person.

(c) Each of DLL and each member of the SPV Group waives any claim it may now or hereafter have against the Replacement Servicer for any loss, cost or expense arising from (i) any failure or delay on the part of the Replacement Servicer in remitting Collections to such Person on its respective Purchased Property at any time prior to the Replacement Servicer being duly satisfied as to the appropriateness of such remittance or (ii) any misallocation of Collections as between DLL or any member of the SPV Group by reason of its reliance on information reasonably deemed to be reliable by the Replacement Servicer at the time of any remittance from the SPV Collection Accounts.

(d) Neither the Replacement Servicer nor any member of the SPV Group shall have any liability for any shortfalls between amounts due and owing DLL from obligors of DLL Receivables and DLL/BEC Receivables and Collections actually received and remitted to DLL from the SPV Lock-Boxes and SPV Collection Accounts in accordance with the terms of this Agreement. Neither the Replacement Servicer nor DLL shall have any liability for any shortfalls between amounts due and owing the SPV from obligors of SPV Receivables and Collections actually received and remitted to the SPV from the SPV Lock-Boxes and SPV Collection Accounts in accordance with the terms of this Agreement.

2.6. Repurchase by the Originator of DLL Receivables. In the event that (i) the Originator exercises its option under the DLL Agreements to repurchase any DLL Receivable that is then being collected in an SPV Lock-Box or SPV Collection Account and (ii) a Replacement Servicer Event shall have occurred, the Originator shall, not later than the date of such repurchase, give notice of such repurchase to the SPV and the Administrative Agent, and DLL shall acknowledge such repurchase and shall relinquish any claim thereon. Any DLL Receivable at any time repurchased by the Originator shall thereupon be and become an SPV Receivable for purposes of this Agreement, without regard to whether any notice required under this Section 2.6 shall have been timely given.

2.7. Purchase by DLL of New DLL Receivables.

(a) In the event the Originator hereafter agrees to sell, assign or otherwise transfer any Receivable to DLL (other than a BEC-DLL Transferred Receivable), and DLL agrees to purchase or accept such Receivable (a “New DLL Transaction”), the Originator shall provide prior written notice thereof to the SPV and the Administrative Agent, which notice shall be given not less than ten (10) Business Days prior to the date of such New DLL Transaction and shall be accompanied by a copy of the most recent “Settlement Report” issued by the Servicer under the Receivables Purchase Agreement, modified to show the pro forma effect of such New DLL Transaction on the calculations set forth in such Settlement Report. Such notice shall include (i) a pro forma calculation of the DLL Reserve after giving effect to the New DLL Transaction, and (ii) a certification that all conditions set forth in clause (b) below shall have been met.

(b) It shall be a condition to any New DLL Transaction that (i) the Receivable that is the subject of such New DLL Transaction be (A) an Unsold Receivable or (B) an SPV Receivable in respect of which the SPV Group shall have agreed in their sole discretion to waive and release their Adverse Claims thereon, (ii) at the time of the New DLL Transaction, no “Amortization Event” or “Servicer Default” (as each such term is defined in the Receivables Purchase Agreement) shall have occurred and then be continuing, or would occur upon giving effect to such New DLL Transaction, and (iii) no default by any party hereto shall have occurred and then be continuing under this Agreement.

(c) Unless and until all of the foregoing conditions shall have been satisfied, the Receivable that is the subject of any proposed New DLL Transaction shall not constitute or be recognized as being a DLL Receivable for any purpose of this Agreement and any Collections thereon coming into the possession of any member of the SPV Group may, as between the SPV Group and DLL, be treated as being an SPV Asset with the SPV Group having no obligation or liability to account therefor to DLL.

2.8. DLL Consent. Notwithstanding anything to the contrary herein, to the extent any DLL Agreement requires a waiver or consent to the transactions contemplated in the Receivables Purchase Agreement, DLL hereby grants such waiver and consent, effective as of October 31, 2007.

2.9. Limitation on Obligations and Liability of Parties to Each Other. Except as provided in this Agreement, DLL shall owe no duties and have no liability to the Administrative Agent or the members of the SPV Group, and the Administrative Agent and the members of the SPV Group shall owe no duties and have no liability to DLL, except in any case for liability arising from the gross negligence or willful misconduct of such party or its representatives. Without limiting the generality of the foregoing, the obligation of the Administrative Agent and the Replacement Servicer to remit Collections to the extent of Perfect Pay Amounts under Section 2.4 shall solely be an obligation to turn over Collections to the extent Collections are available for such purpose and shall not under any circumstance constitute a payment obligation or indebtedness of either the Administrative Agent or the Replacement Servicer to DLL.

2.10. Effect Upon DLL Agreements and SPV Agreements. Each of the SPV and the Originator acknowledges that the provisions of this Agreement shall not give the SPV or the Originator any substantive rights as against DLL or as against any member of the SPV Group and that nothing in this Agreement shall amend, modify, change or supersede the terms of (i) the DLL Agreements as between the Originator and DLL, (ii) the SPV Agreements as between the Originator and the SPV, or (iii) the SPV Agreements as among the SPV, the Purchasers and the Administrative Agent. Notwithstanding the foregoing, each of DLL and the Administrative Agent hereby agrees that, as between themselves, to the extent the terms and provisions of the DLL Agreements or the SPV Agreements are inconsistent with the terms and provisions of this Agreement, the terms and provisions of this Agreement shall control.

2.11. Availability of Records; Further Assurances. To facilitate the allocations to be performed by the Replacement Servicer, each of DLL, the Originator and each member of the SPV Group agrees to make any Receivables records in its possession available for the inspection of the Replacement Servicer and to provide such additional information relating to the DLL Receivables and SPV Receivables as the Replacement Servicer may from time to time reasonably request.

2.12. Bankruptcy Petition and Substantive Consolidation.

(a) Each party hereto covenants and agrees that, prior to the date which is one year and one day after the payment in full of all outstanding senior indebtedness of PARCO, it will not institute against, or join any other Person in instituting against PARCO any Insolvency or Liquidation Proceedings under the laws of the United States or any state of the United States.

(b) Each party hereto covenants and agrees that, prior to the date which is one year and one day after the payment in full of all outstanding senior indebtedness of the SPV, it will not institute against, or join any other Person in instituting against the SPV any Insolvency or Liquidation Proceedings under the laws of the United States or any state of the United States.

(c) In the event of any Insolvency or Liquidation Proceedings under the laws of the United States or any state of the United States involving the Originator or any subsidiary or affiliate of the Originator (including, but not limited to, the SPV), DLL covenants and agrees that it (i) will recognize the corporate separateness of the SPV from the Originator and the other subsidiaries and affiliates of the Originator and (ii) will not seek to consolidate the SPV (or the assets and liabilities of the SPV) with the Originator or any subsidiary or affiliate of the Originator.

(d) DLL acknowledges and agrees that the Purchasers, the SPV and the Originator have entered into the SPV Agreements on the understanding that the Originator has irrevocably and absolutely conveyed to the SPV all of its right, title and interest in and to the SPV Assets and has retained no beneficial or equitable ownership interest therein and that the SPV has conveyed to the Purchasers an undivided ownership interest in all of the SPV Assets so conveyed. DLL agrees that it will not contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceedings), the absolute characterization of such conveyances as set forth above.

(e) Each of the Originator and each of the members of the SPV Group agrees that it will not contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceedings), the validity or perfection of the security interests and/or ownership interests of DLL in any of the DLL Assets under the DLL Agreements.

ARTICLE III.

MISCELLANEOUS.

3.1. Notices. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including electronic or “e-mail” and communication by facsimile copy) and mailed, transmitted or delivered, as to each party hereto, at its address set forth under its name on the signature pages hereof or at such other address as shall be designated by such party in a written notice to the other parties hereto; provided, however, that all notices to the Purchasers may be sent to the Administrative Agent for distribution to the Purchasers in accordance with the provisions of the SPV Agreements. All such notices and communications shall be effective upon receipt, or, in the case of notice by mail, five (5) days after being deposited in the mail, postage prepaid, or in the case of notice by facsimile copy, when verbal confirmation of receipt is obtained, in each case addressed as aforesaid.

3.2. Agreement Absolute. Each of the Purchasers and the Administrative Agent shall be deemed to have agreed to enter into the SPV Agreements in express reliance upon the covenants made by DLL hereunder. This Agreement shall be and remain absolute and unconditional under any and all circumstances, and no acts or omissions on the part of any party to this Agreement shall affect or impair the agreement of any party to this Agreement, unless otherwise agreed to in writing by all of the parties hereto. This Agreement shall be applicable both before and after the filing of any petition by or against the Originator or the SPV under the Federal Bankruptcy Code and all references herein to the Originator or the SPV shall be deemed to apply to a debtor-in-possession for such party and all allocations of payments between DLL and the SPV Group shall, subject to any court order to the contrary, continue to be made after the filing of such petition on the same basis that the payments were to be applied prior to the date of the petition.

3.3. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns. The successors and assigns for the Originator and/or the SPV shall include a debtor-in-possession or trustee of or for such party. The successors and assigns for each of DLL and the Administrative Agent shall include any successors or assigns appointed under the terms of the DLL Agreements or the SPV Agreements as applicable. Each of DLL, the SPV, the Administrative Agent and the Purchasers agrees not to transfer any interest it may have in the DLL Agreements or the SPV Agreements unless such transferee has been notified of the existence of this Agreement and has agreed to be bound hereby.

3.4. Third-Party Beneficiaries. The terms and provisions of this Agreement shall be for the sole benefit of DLL, the SPV and the members of the SPV Group and their respective successors and assigns and no other Person shall have any right, benefit, or priority by reason of this Agreement.

3.5. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF NEW YORK.

3.6. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT, ANY DOCUMENT EXECUTED BY ANY PARTY HERETO PURSUANT TO THIS AGREEMENT OR ANY RELATIONSHIP ESTABLISHED HEREUNDER OR THEREUNDER.

3.7. Section Titles. The article and section headings contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

3.8. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

3.9. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

BECKMAN COULTER FINANCE COMPANY, LLC, as the SPV

By:	/s/ Roger B. Plotkin
Name:	Roger B. Plotkin
Title:	President

Address:	4300 N. Harbor Blvd., M/S B-34-D P.O. Box 3100 Fullerton, CA 92834-3100 Facsimile: (714) 773-6840 Attention: Roger Plotkin

BECKMAN COULTER, INC., as Originator and Servicer

By:	/s/ Roger B. Plotkin
Name:	Roger B. Plotkin
Title:	Treasurer

Address:	4300 N. Harbor Blvd., M/S B-34-D P.O. Box 3100 Fullerton, CA 92834-3100 Facsimile: (714) 773-6840 Attention: Roger Plotkin

JPMORGAN CHASE BANK, N.A., as Administrative Agent and as a Purchaser

By:	/s/ Adam J. Klimek
Name:	Adam J. Klimek
Title:	Vice President

Address:	c/o JPMorgan Chase Bank, N.A., as Administrative Agent Asset Backed Securities Conduit Group 10 S. Dearborn Chicago, Illinois 60603
Facsimile:	(312) 732-3600

PARK AVENUE RECEIVABLES COMPANY LLC, as a Purchaser

By:	/s/ Adam J. Klimek
Name:	Adam J. Klimek
Title:	Authorized Signer

Address:	c/o JPMorgan Chase Bank, N.A., as Administrative Agent Asset Backed Securities Conduit Group 10 S. Dearborn Chicago, Illinois 60603
Facsimile:	(312) 732-3600

DE LAGE LANDEN FINANCIAL SERVICES, INC.

By:	/s/ Bruce Trachtenberg
Name:	Bruce Trachtenberg
Title:	General Manager, Healthcare

DE LAGE LANDEN FINANCE, INC.

By:	/s/ Roel Vriens
Name:	Roel Vriens
Title:	Vice President

Address for purposes of any notice to DLL:

1111 Old Eagle School Road Wayne, Pennsylvania 19087 Attention: General Counsel Facsimile: 610-386-5440

Schedule A

DLL Receivables

Schedule B

DLL Obligors